Exhibit 99.1


July 21, 2003

FOR IMMEDIATE RELEASE

CONTACT:
Doug Gulling, Chief Financial Officer
515-222-2309

WEST BANCORPORATION COMPLETES PURCHASE OF HAWKEYE STATE BANK

West Des Moines, IA (July 21, 2003) - West Bancorporation, Inc., (Nasdaq: WTBA) today announced its wholly-owned subsidiary, West Des Moines State Bank (West
Bank), closed on the purchase of Hawkeye State Bank on Friday, July 18.

Hawkeye State Bank has assets of approximately $135,000,000 with deposits of approximately $95,000,000 with two locations in Iowa City, Iowa. Total assets of West Bank are now approximately $1 billion.

"After 110 years serving metro Des Moines, we are excited to expand into other Iowa markets," said Thomas E. Stanberry, Chairman, President and Chief Executive Officer of West Bancorporation. "Today we begin to support the success of the Iowa City community."

"West Bank's strength in serving small to medium sized businesses will benefit the Iowa City economy," said Lynn Rowat, West Bank's new market president leading the Iowa City operation. "Hawkeye customers will see expanded business and personal services in the months ahead."

ABOUT WEST BANCORPORATION
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa and is the parent company of West Bank, which has been serving the greater metropolitan Des Moines area for 110 years and Hawkeye State Bank, an office of West Bank. West Bank focuses on lending, deposit services and trust services for consumers and small to medium sized businesses, and is a leader in Small Business Administration (SBA) lending. The Bank has ten full-service offices in central Iowa and a growing network of ATM's. On July 11, West Bancorporation entered into an agreement to purchase VMF Capital, L.L.C. - Iowa's largest independent investment advisor with 25 employees in its Cedar Rapids and Clive offices and assets under management of approximately $370 million. Visit http://www.westbankiowa.com/ for more information.


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